Exhibit 5

June 20, 2008

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

We have acted as counsel to Blue Coat Systems, Inc., a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,365,068 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including 2,644,294 shares of Common Stock issuable pursuant to equity awards assumed by the Company in connection with its acquisition of Packeteer, Inc. and 720,774 shares of Common Stock available for issuance under the Packeteer, Inc. 1999 Stock Incentive Plan being assumed by the Company.

We, as your counsel, have examined such documents, including prior opinions of counsel of Packeteer, Inc., and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when such shares of Common Stock have been duly issued and delivered in accordance with the terms and conditions of the applicable plan, the Common Stock will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell